               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A, No. 333-49693) of Merrimac Series, and to the incorporation by reference of our reports, dated February 8, 2002 on the Merrimac Cash Portfolio, Merrimac Treasury Portfolio, Merrimac Treasury Plus Portfolio, Merrimac U.S. Government Portfolio and Merrimac Municipal Portfolio (five of the series comprising Merrimac Master Portfolio) and the Merrimac Cash Series, Merrimac Treasury Series, Merrimac Treasury Plus Series, Merrimac U.S. Government Series and Merrimac Municipal Series (five of the series comprising Merrimac Series) included in the December 31, 2001 Merrimac Series Annual Report.



Boston, Massachusetts
April 22, 2002